Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated January 24, 2011, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-172196) and related Prospectus of OMNOVA Solutions Inc. for the registration of $250,000,000 of 7.875% Senior Notes due 2018.

/s/ Ernst & Young LLP

Akron, Ohio

May 12, 2011